As Filed with the Securities and Exchange Commission on July 31, 1998
                                                       REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           SNYDER COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


     DELAWARE                                 7389                          52-1983617
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)       Classification Number)           Identification Number)


                              TWO DEMOCRACY CENTER
                        6903 ROCKLEDGE DRIVE, 15TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (301) 468-1010
   (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)


                               A. CLAYTON PERFALL
                             CHIEF FINANCIAL OFFICER
                              TWO DEMOCRACY CENTER
                        6903 ROCKLEDGE DRIVE, 15TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (301) 468-1010
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)


                                    COPY TO:
                             NORMAN D. CHIRITE, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |X|

                             -----------------------
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                                        PROPOSED
                                           AMOUNT            PROPOSED MAXIMUM            MAXIMUM
     TITLE OF EACH CLASS OF                TO BE              OFFERING PRICE            AGGREGATE             AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED             PER UNIT(1)         OFFERING PRICE(1)    REGISTRATION FEE(2)
================================== ======================= ====================== ====================== =====================

Common Stock, $.001 par value              199,002               $47.0625              $9,365,532               $2,763
================================== ======================= ====================== ====================== =====================

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average high and low sale prices of the common stock, par value $0.001 per share, of Snyder Communications, Inc. (the "Snyder Common Stock") as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape on July 29, 1998.
(2) The registration fee for the Snyder Common Stock registered hereby, $2,763, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 0.000295, multiplied by the product of: (x) $47.0625, the average of the high and low sale prices per share of Snyder Common Stock as reported on the NYSE Composite Tape on July 29, 1998 and
     (y) 199,002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================


NYFS01...:\07\74807\0003\1819\REG7228L.29D

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
------------------------------------------------------------------------------

                  Subject to Completion, Dated July 31, 1998


PROSPECTUS

                          SNYDER COMMUNICATIONS, INC.

                         199,002 Shares of Common Stock
                               ($.001 Par Value)

      This Prospectus relates to the offer and sale of up to 199,002 shares (the "Shares") of the common stock, $.001 par value (the "Common Stock"), of Snyder Communications, Inc., a Delaware corporation ("Snyder" or the "Company"). The Shares may be sold by certain stockholders of the Company or by their transferees, pledgees, donees or their successors (the "Selling Stockholders") from time to time in transactions effected on The New York Stock Exchange, Inc. (the "NYSE") or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). See "Selling Stockholders" and "Plan of Distribution." Certain restrictions on the ability of the Selling Stockholders to sell Shares owned by them are described under "Selling Stockholders."

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses of registration of the Shares under federal or state securities laws and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      The Selling Stockholders and any underwriters, dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit realized on the resale of the Shares purchased by them may be deemed to constitute underwriting commissions, concessions, allowances or discounts under the Securities Act. See "Plan of Distribution."

      SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

     The Shares offered for resale by the Selling Stockholders are being offered pursuant to a registration rights agreement. See "Selling Stockholders."

      The Common Stock is traded on the NYSE under the symbol "SNC." The last reported sale price of the Common Stock as reported on the NYSE Composite Tape on July 29, 1998 was $46.25 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is             , 1998.

      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                             AVAILABLE INFORMATION

     The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to U.S. private issuers with securities registered thereunder, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Commission's Web site at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Materials that the Company files electronically with the Commission are available at the Commission's website (http://www.sec.gov), which contains reports, proxy statements, information statements and other information regarding issuers that file electronically with the Commission.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Securities Act and the Exchange Act (File No. 1-12145) are incorporated by reference in this Prospectus: (i) the Company's Registration Statement on Form S-3 (Registration No. 333-50929), as amended; (ii) the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, filed by the Company with the Commission on March 31, 1998; (iii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1998, filed by the Company with the Commission on May 16, 1998; (iv) the Company's Current Report on Form 8-K dated November 25, 1997, filed by the Company with the Commission on January 21, 1998; (v) the Company's Current Report on Form 8-K dated December 31, 1997, filed by the Company with the Commission on February 18, 1998; (vi) the Company's Current Report on Form 8-K dated February 28, 1997, filed by the Company with the Commission on March 31, 1998; (vii) the Company's Current Report on Form 8-K dated March 25, 1998, filed by the Company with the Commission on April 3, 1998, as amended; (viii) the Company's Current Report on Form 8-K dated March 31, 1998, filed by the Company with the Commission on May 5, 1998; (ix) the Company's Current Report on Form 8-K dated April 30, 1998, filed by the Company with the Commission on May 20, 1998; (x) the Company's Current Report on Form 8-K dated April 30, 1998, filed by the Company with the Commission on May 21, 1998; and (xi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 9, 1996, including any amendment or report filed for the purposes of updating such description.

      All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including, however, the exhibits to such documents unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to: Snyder Communications, Inc., Two Democracy Center, 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817; Attention: Secretary, telephone number (301) 468-1010.

                                    SUMMARY

      The following description is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that each of the entities acquired by the Company through a pooling of interests transaction was a wholly-owned subsidiary of the Company. As used herein, the "Company" means Snyder Communications, Inc., including the acquisitions and its other directly and indirectly owned subsidiaries.


                                  THE COMPANY

      The Company is a rapidly growing international provider of complete marketing solutions primarily to Fortune 500 size companies. The Company integrates its various capabilities, including its proprietary distribution channels, producing value-added marketing solutions. The Company identifies high value market segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care, retention and loyalty marketing services. The Company's resources include proprietary databases of targeted consumers and small businesses, database management services, pharmaceutical detailing services, pharmaceutical consulting, medical educational communications, proprietary product sampling programs and publications, sponsored information displays in proprietary locations, marketing program consultants, creative services, field sales and marketing representatives, customer service representatives, interactive services and direct mail and fulfillment capabilities. By expanding the range of its capabilities, its specialized distribution channels and its geographic presence, the Company seeks to provide a single source for its clients' outsourced sales and marketing needs.

      The Company's consolidated revenues, restated to include revenues from all acquisitions accounted for as pooling of interests transactions for all reported periods, increased from $334.1 million in 1995 to $428.9 million in 1996, and to $520.0 million in 1997, and from $118.6 million in the first three months of 1997 to $146.9 million in the first three months of 1998. Through 1997, substantially all of the Company's operations (excluding operations of 1998 acquisitions) were located in the United States and the United Kingdom. In 1998, the Company established operations in continental Europe principally through two acquisitions in France.

      The Company's clients primarily are global companies with large annual sales and marketing expenditures facing significant competitive pressures to retain or expand market share. The clients operate in various industries, including pharmaceuticals, consumer packaged goods, financial services, telecommunications and gas and electric utilities. The Company's ten largest current clients based on 1997 revenues, listed alphabetically, are Astra Pharmaceuticals, Bell Atlantic, Bristol Myers Squibb, IBM, McDonald's, Novartis Consumer Health, Pharmacia & Upjohn, Procter & Gamble, Volkswagen of America and Wyeth-Ayerst. Several of these clients use the services of more than one of the Company's service groups.

      Since completing its initial public offering in September 1996, the Company has significantly expanded the range of marketing and sales services it is able to offer its clients. This expansion has been accomplished both by building and initiating new programs or service offerings and by acquiring businesses that offer complementary services. The service offerings of acquired companies have been combined with those previously offered by the Company to create four service groups: Medical Services; Media and Sampling Services; Communications Services; and Data Delivery Services. Utilizing the service offerings of its four service groups, the Company's goal is to provide complete marketing solutions for its clients. The Medical Services group specializes in establishing and monitoring marketing plans as well as face-to-face interaction with physicians or other healthcare providers to market clients' pharmaceutical products. The programs offered by the Media and Sampling Services group are designed to stimulate and create brand awareness for the clients' products. The Communications Services group's offerings are designed to establish brand awareness for clients' products and to provide targeted customer acquisition and customer care, retention and loyalty marketing. The Data Delivery Services group provides services that enable the Company's clients to target the right customers for their products and services.

      During 1997 and 1998, the Company made strategic acquisitions to broaden the range of services it provides to clients, to expand the geographic reach of its services and to enhance its clients' access to strategic consumer groups. To complement and supplement its existing management depth, the Company retained key members of management of each of the acquired companies.

GROWTH STRATEGY

      The Company believes that it is well positioned to capitalize on increased demand for marketing services due to the outsourcing of marketing and sales functions, changes in the regulatory environment and increased demand for marketing services in Europe by providing its clients with integrated global marketing solutions and the capability to reach strategic consumer groups, including aging baby-boomers, multicultural populations and young consumers. In order to capitalize on this increased demand and its existing resources and to continue its growth, the Company plans to broaden the range of services offered to existing and future clients, expand its global presence, increase the scale of its services and pursue strategic acquisitions.

      Leverage Client Base and Broaden Range of Services. The Company intends to continue its growth by providing a broader range of services to its existing clients. Through its recent acquisitions and internal growth, the Company has significantly increased the types of services and the range of targeted marketing channels that the Company can offer its clients. The Company is actively leveraging its demonstrated success on behalf of existing clients by offering such clients additional Company services. The Company also believes it can more successfully attract new clients as a result of its increased capabilities.

      Expand Global Presence. The Company intends to continue expanding the geographic markets in which it provides services. Many of the Company's existing and potential clients are large companies that market products globally. Developing an expanded geographic market reach will enable the Company to offer singlesource solutions for its clients' global outsourced sales and marketing needs. In furtherance of this strategy, the Company's recent acquisitions have given the Company marketing capabilities in continental Europe and have significantly enhanced the Company's presence in the U.K. The Company expects that its further geographic expansion will be accomplished by performing services for existing clients in new geographic markets and by acquiring companies that perform services in new geographic markets similar to those already provided by the Company.

      Increase Scale of Services. The Company intends to continue to increase the scale of services it can offer to clients. Many of the Company's current and prospective clients, particularly those served by the Communications Services and Medical Services groups, have an increasing need for global, comprehensive, large-scale marketing solutions. By expanding its capacity to perform large projects, the Company intends to enhance its ability to provide single-source marketing solutions to its clients.

      Pursue Strategic Acquisitions. The Company intends to continue to supplement its growth through strategic acquisitions. The Company expects to pursue acquisition opportunities that give the Company additional proprietary channels of distribution to important demographic segments, offer complementary services or replicate the Company's existing marketing capabilities in unserved geographic markets. The Company believes that the fragmentation in the marketing services industry provides opportunities for the Company to selectively pursue complementary domestic and international acquisitions. Although there are no definitive agreements, understandings or arrangements at this time, the Company is currently and expects to continue evaluating acquisition opportunities.

      The Company's corporate headquarters are located at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland, 20817, and its telephone number is
(301) 468-1010.
                         -----------------------------

      For additional information relating to the Company's business, operations, properties, certain acquisitions and other matters, see the documents referred to above under "Incorporation of Certain Information by Reference."

                                 RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. Certain statements in this Prospectus and in documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

RELIANCE ON SIGNIFICANT CLIENTS

     The Company's ten largest current clients, based on 1997 revenues, listed alphabetically, are Astra Pharmaceuticals, Bell Atlantic, Bristol Myers Squibb, IBM, McDonald's, Novartis Consumer Health, Pharmacia & Upjohn, Procter & Gamble, Volkswagen of America and Wyeth-Ayerst. These clients accounted for 27.6% of the Company's 1997 revenues. In January 1998, the Company elected not to renew its then-existing contract with AT&T, which provided 12.1% of the Company's 1997 revenues, and began providing similar services to another national telecommunications client under a three-year contract. The Company provides services to many of its most significant clients pursuant to multi-year contracts. As is typical in the industry, the Company's multi-year contracts are cancelable on specified notice periods by the client. As a result, there can be no assurance that the Company's most significant clients will continue to do business with the Company over the long term. If any of the Company's significant clients elect not to renew their contracts, it could have a material adverse effect on the Company's results of operations.

GROWTH THROUGH ACQUISITIONS

     The Company plans to continue to supplement its growth through acquisitions of complementary businesses. Since the beginning of 1998, the Company has completed several strategic acquisitions. In most instances, the Company has issued shares of Common Stock as consideration. The Company is currently evaluating several additional acquisitions and expects to continue to consider growth opportunities through additional acquisitions that may involve payments in cash or the issuance of additional shares of Common Stock, although there are no definitive arrangements or agreements to do so at this time. There can be no assurance that the Company will have sufficient capital resources to continue to pursue this aspect of its growth strategy or that its Common Stock will remain an attractive acquisition currency. Additionally, there can be no assurance that the Company will successfully identify, complete or integrate additional acquisitions or that any acquired companies, including its recent acquisitions, will perform as expected or will contribute significant revenues or profits to the Company. The Company may also, in the future, face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on terms favorable to the Company.

INTEGRATION OF ACQUISITIONS

     Since its initial public offering in September 1996, the Company has completed numerous acquisitions of complementary businesses. The services provided by the acquired companies, although complementary, differ in varying degrees from the services offered by the Company prior to making the acquisitions. There can be no assurance that the anticipated benefits with respect to the clients and targeted markets of these acquisitions will be achieved. Prior to its initial public offering, the Company had limited experience in acquiring businesses. Thus, the Company has not yet demonstrated the long-term ability to successfully integrate and manage a large number of acquired businesses. There can be no assurance that the Company will be able to manage successfully the new service areas of the Company, the employees of such service areas or the client bases supported by such service areas. The inability of the Company to integrate and manage acquired businesses successfully could have a material adverse effect upon the Company.

MANAGEMENT OF GROWTH

     The Company has experienced rapid growth over the past several years. Continued growth depends to a significant degree on the Company's ability to successfully utilize its existing infrastructure and databases to perform services for other clients, as well as on the Company's ability to develop and successfully implement new marketing methods or channels for new services for existing and new clients. Continued growth will also depend on a number of other factors, including the Company's ability to maintain the high quality of the services it provides to customers and to increase its penetration with existing customers, recruit, motivate and retain qualified personnel, and train existing sales representatives or recruit new sales representatives on an economic basis to sell different categories of services or products. The Company's continued growth will also require the implementation of enhanced operational and financial systems and additional management resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain its growth. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected.

RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

     In March 1997, the Company made its first international acquisition. The Company has since acquired a number of companies in the United Kingdom and continental Europe. A key component of the Company's growth strategy is continued international expansion. There can be no assurance that the Company will be able to successfully acquire companies, integrate acquired companies or successfully introduce new services into these markets in order to expand its international operations. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and consequently on the Company's business, results of operations or financial condition.

ADVERSE EFFECT OF FOREIGN EXCHANGE RATES ON RESULTS OF OPERATIONS

     As a result of a number of acquisitions in the United Kingdom and continental Europe, approximately 32.6% of the Company's revenues in 1997 were from outside of the United States, the majority of which were denominated in British pounds and French francs. The U.S. dollar value of the Company's revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. dollar relative to the British pound or French franc could have a material adverse effect on the Company's results of operations. The Company continually evaluates its exposure to exchange rate risk but does not currently hedge such risk.

DEPENDENCE ON TREND TOWARD OUTSOURCING

     The Company's business and growth depend in large part on the trend toward outsourcing of marketing services. There can be no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the pharmaceutical or telecommunications industries not to use, or to reduce the use of, outsourced marketing services, such as those provided by the Company, would have a material adverse effect on the Company.

COMPETITIVE AND FRAGMENTED INDUSTRY

     The industry in which the Company competes is highly competitive and fragmented. The Company competes with providers of other forms of sales and marketing media, such as direct mail, television, radio and other media. The Company also competes with the internal marketing capabilities of clients and prospective clients. The Company competes as well with other marketing services firms, ranging in size from very small firms offering special applications or short-term projects to large independent firms. A number of competitors have certain capabilities and resources equal to, or greater than, the Company's. There can be no assurance that, as the

Company's industry continues to evolve, additional competitors with greater resources than the Company will not enter the industry (or particular segments of the industry) or that the Company's clients will not choose to conduct more of their targeted marketing services internally or through alternative marketing providers. Although the Company intends to monitor industry trends and respond accordingly, there can be no assurance that the Company will be able to anticipate and successfully respond to such trends in a timely manner. In addition, many of the Company's initial sources for names in its databases could also be available to a competitor wishing to develop a data delivery business.

DEPENDENCE ON LABOR FORCE

     Many aspects of the Company's business are very labor intensive and experience high personnel turnover. Many of the Company's employees receive hourly wages plus commissions, if earned. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. The Company's operations typically require specially trained persons, such as those employees and independent contractors in the pharmaceutical detailing business and those employees who market services and products in languages other than English. Growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. The labor markets for quality personnel are competitive, and there can be no assurance that the Company will be able to continue to hire, train and retain a sufficient labor force of qualified persons.

RELIANCE ON TECHNOLOGY; RISK OF BUSINESS INTERRUPTION

     The Company has invested significantly in sophisticated and specialized computer and telecommunications technology and has focused on the application of this technology to provide customized solutions to meet many of its clients' needs. In addition, the Company has invested significantly in sophisticated end-user databases and software that enable it to market its clients' products to targeted markets. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology and end-user databases on a timely basis in the future in order to maintain its competitiveness. In addition, the Company's business is dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, could have a material adverse effect on the Company's business. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur in any such event.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends in large part upon the abilities and continued service of its executive officers and other key employees, particularly Daniel M. Snyder, Chairman of the Board of Directors and Chief Executive Officer. There can be no assurance that the Company will be able to retain the services of such officers and employees. The failure of the Company to retain the services of Mr. Snyder or of other key personnel could have a material adverse effect on the Company. The Company has employment agreements with certain executive officers, including Mr. Snyder, and also has non-competition agreements with certain key personnel, including each of its executive officers. Courts, however, are at times reluctant to enforce such non-competition agreements. In addition, many of the Company's executive officers and other key personnel either are participants in the Company's 1996 Stock Incentive Plan or hold a significant amount of Common Stock (as is the case with Mr. Snyder). The Company believes that these interests increase the incentives such key employees have to remain with the Company. In order to support its growth, the Company will be required to effectively recruit, hire, train and retain additional qualified management personnel. The inability of the Company to attract and retain the necessary personnel could have a material adverse effect on the Company.

GOVERNMENT REGULATION

     Several of the industries in which the Company's clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical, healthcare and telecommunications industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     In connection with the handling and distribution of samples of pharmaceutical products, the Medical Services group is subject to regulation by its clients, the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States and certain regulations of the United Kingdom, France and the European Union. Pharmaceutical manufacturers and the health care industry in general are subject to significant U.S. federal and state, U.K., French and European Union regulation. In particular, regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomic or infeasible for pharmaceutical companies to market their products through medical marketing detailers. Other changes in the domestic and international regulation of the pharmaceutical industry could also have a material adverse effect on the Medical Services group.

     The Company's physician education services are also subject to a variety of federal and state regulations relating to both the education of medical professionals and sales of pharmaceuticals. Any changes in such regulations or their application could have a material adverse effect on the Medical Services group.

     From time to time state and federal legislation is proposed with regard to the use of proprietary databases of consumer and health groups. The uncertainty of the regulatory environment is increased by the fact that the Company generates and receives data from many sources. As a result, there are many ways both domestic and foreign governments might attempt to regulate the Company's use of its data. Any such restriction could have a material adverse affect on the Data Delivery Services group.

     The Communications Services group is subject to a large number of federal and state regulations. The Federal Communications Commission (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 broadly authorizes the Federal Trade Commission to issue regulations prohibiting misrepresentation in telephone sales.

     One of the significant regulations of the FCC applicable to long distance carriers, including the Company's telecommunication clients, prohibits the unauthorized switching of subscribers' long distance carriers. A fine of up to $100,000 may be imposed by the FCC for each instance of unauthorized switching. In order to prevent unauthorized switches, federal law requires that switches authorized over the telephone, such as through the Company's teleservices, be verified contemporaneously by a third party. Third-party verification generally is not required for switches obtained in person, such as those obtained by members of the Company's Communications Services field sales force. The Company's training and other procedures are designed to prevent unauthorized switching. However, as with any field sales force, the Company cannot completely ensure that each employee will always follow the Company's mandated procedures. Accordingly, it is possible that employees may in some instances engage in unauthorized activities, including unauthorized switching. To the Company's knowledge, no formal FCC complaint has been brought against the Company or any of its clients as a result of the Company's services. If any complaints were brought, the Company's clients might assert that such complaints constituted a breach of its agreement with the Company and, if material, seek to terminate the contract. Legislation currently pending in Congress would increase penalties against carriers that engage in unauthorized switching of subscribers' long distance carriers and would impose additional procedural safeguards to ensure against such unauthorized switches. If such proposed legislation is enacted, compliance with the additional procedural safeguards could result in increased costs associated with the Communications Services group's marketing efforts on behalf of its telecommunications clients.

     The services offered by the Company outside the United States may be subject to certain regulations of the United Kingdom, France and the European Union, including regulations relating to inbound and outbound teleservices, advertising content, promotions of financial products, activities requiring customers to send money with mail orders and the maintenance and use of customer data held on databases. In addition, the Company operates a small U.K. printing facility which is subject to certain environmental regulations regarding the storage and disposal of certain chemicals involved in the printing process. The Company believes that its operations outside the United States are substantially in compliance with applicable regulations. There can be no assurance, however, that additional U.K., French or European Union legislation, or changes in the regulatory implementation, would not limit the Company's international activities or significantly increase the cost of regulatory compliance.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the timing of clients' marketing campaigns, the implementation of new products or services, the timing of additional selling efforts and the general and administrative expenses to acquire and support such new business and changes in the Company's revenue mix among its various service offerings. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts. In addition, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would be likely to affect adversely the Company's operating results for that quarter.

SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

     As of July 29, 1998, The Company had outstanding an aggregate of 62,162,525 shares of Common Stock. Of the outstanding shares, 32,031,190 shares are freely transferable without restriction or further registration under the Securities Act, 199,002 shares owned by the Selling Stockholders are offered for resale pursuant hereto and 29,932,333 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and will not be able to be sold other than pursuant to an effective registration statement under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act, or subject to the volume limitations of Rule 144 under the Securities Act. In addition, shares of Common Stock to be issued upon the exercise of certain options will be freely transferable upon such exercise.

     On September 24, 1997, D.M.S. Endowment, LLC, a limited liability company of which Daniel M. Snyder and Michele D. Snyder are the beneficial owners, F.D. Sutton, LLC, a limited liability company of which Fred Drasner is the beneficial owner, USN College Marketing, L.P., a limited partnership of which Mortimer B. Zuckerman, the MBZ Trust of 1996 and Fred Drasner are the beneficial owners, and A.O. Roberts, LLC, a limited liability company of which Dr. A.O. Roberts is the beneficial owner, each entered into a forward purchase contract (the "Contracts") with the Snyder STRYPES Trust, a Delaware business trust. Pursuant to the Contracts, such stockholders are obligated to deliver to the Snyder STRYPES Trust an aggregate of up to 5,175,000 shares of Common Stock owned by such stockholders, or cash equal to the value thereof, three years from the date of the Contracts. Prior to any such delivery, such stockholders will retain voting and dividend rights with respect to the shares that are the subject of the Contracts.

     Pursuant to agreements, Mr. Snyder and certain of the Company's other stockholders are entitled to certain registration rights with respect to their shares of Common Stock. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock.

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and the ability of the Company to raise additional capital or engage in business combinations through sales of additional shares of Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDERS

     Daniel M. Snyder, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and Michele D. Snyder, Vice Chairman, President, Chief Operating Officer and a director of the Company, beneficially own approximately 15.5% and 5.4%, respectively, of the outstanding shares of Common Stock. As a result, Mr. Snyder individually, and he and Ms. Snyder if they act in concert, have the ability to exercise substantial influence over the Company's business by virtue of their voting power with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by the Company's stockholders to change management more difficult. Such provisions include the requirement that the Company's stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors of the Company (the "Board") and for new business to be conducted at any meeting of the stockholders. In addition, the Certificate of Incorporation allows the Board to issue up to 5,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. While the Company has no present intention to issue any shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of discouraging, delaying or preventing a change of control of the Company.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

     The public trading market for Common Stock was first established after the Company's initial public offering in September 1996. Between the date of the Company's initial public offering and July 29, 1998, the market price of Common Stock has traded at a high of $54.19 per share and a low of $17.75 per share.

     Future announcements concerning the Company or its competitors, including quarterly results, innovations, new product introductions, governmental regulation, litigation or changes in earnings estimates published by analysts may cause the market price of Common Stock to fluctuate significantly. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging growth companies that often have been unrelated to the operating performance or prospects of these companies. These fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of Common Stock. There can be no assurance that the market price of Common Stock will not decline below its present market price. The market price of Common Stock is based upon anticipated future earnings growth. Furthermore, the Company is reliant on a core group of key customers. Any loss of any of these customers could be detrimental to the market price of Common Stock. See "-Reliance on Significant Clients." The future market price of Common Stock will depend on delivering results anticipated by public investors. Any failure to meet specific expectations may have an adverse effect on the market price of Common Stock.

YEAR 2000

     The Company is undergoing an assessment of its current systems and equipment and is in the process of making the modifications necessary to address the issues presented by the Year 2000 issue. The Company expects to incur no more than $3.0 million in capital expenditures in 1998 with respect to system upgrades which are designed in part to address specific Year 2000 requirements. The Company does not expect expenditures incurred after 1998 for Year 2000 compliance to be material. To the extent that additional acquisitions are consummated, the Company will need to evaluate how the Year 2000 issue will impact its future acquirees. If such expenditures exceed expectations or if a future acquiree requires substantial expenditures to address its Year 2000 issues, the Company's financial results could be adversely affected. There can be no assurance that the Company's systems or the systems of other companies on which the Company's systems rely will be timely installed or converted. Although the impact on the Company caused by the failure of the Company's significant customers or vendors to achieve Year 2000 compliance in a timely or effective manner is uncertain, the Company's business and results of operations could be materially affected by such failure.


                                USE OF PROCEEDS

     The Shares are being offered hereby solely for the accounts of the Selling Stockholders pursuant to a registration rights agreement. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholders."

                             SELLING STOCKHOLDERS

      Each of the Selling Stockholders listed below is a party to a shelf registration rights agreement with the Company entered into on January 29, 1998 in connection with an acquisition by the Company (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Snyder has filed the Registration Statement of which this Prospectus forms a part and has also agreed to bear certain expenses related thereto and to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the federal securities laws.

      Snyder has filed with the Commission the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Stockholders of the Shares from time to time on the NYSE or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or otherwise, as more fully described below under "Plan of Distribution." Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective (subject to the Company's right to require selling stockholders to suspend their use of this Prospectus under certain circumstances), until the earlier of such time as all of the securities covered by the Registration Statement have been sold pursuant thereto or January 29, 1999, the first anniversary of the closing date of the acquisition.

            The table below sets forth certain information regarding the ownership of the Shares by each Selling Stockholder prior to the offering and as adjusted to give effect to the sale of all of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares and the Selling Stockholders may offer the Shares for sale from time to time. See "Plan of Distribution."



                                   Ownership at               Number of                   Ownership
                                  July 29, 1998(1)              Shares                  After Offering
                                                                Covered
                              Number           Percent          by this               Number      Percent
Selling Stockholders         of Shares         of Class       Prospectus             of Shares    of Class
--------------------         ---------         --------       ----------             ----------   --------

Goldman, Sachs & Co.         127,701               *             99,501                28,200        *

Merrill Lynch, Pierce,       114,501               *             99,501                15,000        *
  Fenner & Smith
  Incorporated


-----------------------------------------------------------------------
*  Less than 1.0%

(1)   Based upon 62,162,525 shares of Common Stock outstanding as of July 29,
1998.

                             PLAN OF DISTRIBUTION

      The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders in transactions effected on the NYSE or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which any of the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

      In connection with the distribution of the Shares, certain of the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of the Shares to the broker-dealer. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

      Any broker-dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Securities from or through such broker-dealer.

      Under the Registration Rights Agreement, Snyder is required to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and to take such further action as any holder of securities covered by the Registration Rights Agreement shall reasonably request to enable such holder to sell such securities without registration, including making publicly available the information necessary to permit sales of their securities pursuant to Rule 144 under the Securities Act.

      Pursuant to the Registration Rights Agreement, Snyder is required to bear all fees and expenses incurred in connection with the registration of the Shares, other than fees and expenses of the Selling Stockholders' counsel. Each of Snyder and the Selling Stockholders has agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act, or, to the extent such indemnification is unavailable or otherwise limited, to contribute to the amount paid or payable in connection therewith.


                                 LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

      The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related schedule included in the Company's Registration Statement on Form S-3 (Registration No. 333-50929) and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports dated April 15,1998. In those reports, that firm states that with respect to the operations of Brann Holdings Limited and its subsidiaries and American List Corporation and its subsidiaries as of December 31, 1996 and for the years ended December 31, 1995 and 1996, their opinions are based on the reports of other independent public accountants, namely Price Waterhouse, Chartered Accountants and Registered Auditors and Grant Thornton LLP. The financial statements and related schedule as of December 31, 1996 and for the years ended December 31, 1995 and 1996 referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in auditing and accounting.

      The consolidated financial statements of Brann Holdings Limited and its subsidiaries as of and for the three years ended December 31, 1996, have been audited by Price Waterhouse, Chartered Accountants, as set forth in its report thereon incorporated by reference herein.

      The consolidated financial statements of American List Corporation and its subsidiaries as of February 28, 1997 and for each of the years in the two-year period then ended, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in its report thereon incorporated by reference herein.

==================================            ==================================
 NO PERSON HAS BEEN AUTHORIZED TO              SNYDER COMMUNICATIONS, INC.
 GIVE ANY INFORMATION OR TO MAKE
 ANY REPRESENTATIONS OTHER THAN
 THOSE CONTAINED IN THIS
 PROSPECTUS AND, IF GIVEN OR
 MADE, SUCH INFORMATION OR
 REPRESENTATIONS MUST NOT BE                         199,002 SHARES
 RELIED UPON AS HAVING BEEN
 AUTHORIZED BY THE COMPANY. THIS
 PROSPECTUS DOES NOT CONSTITUTE
 AN OFFER TO SELL OR THE
 SOLICITATION OF AN OFFER TO BUY
 ANY SECURITY OTHER THAN THE                          COMMON STOCK
 SHARES OF COMMON STOCK OFFERED
 HEREBY, NOR DOES IT CONSTITUTE
 AN OFFER TO SELL OR A
 SOLICITATION OF ANY OFFER TO BUY
 SHARES OF COMMON STOCK BY ANYONE
 IN ANY JURISDICTION IN WHICH
 SUCH OFFER OR SOLICITATION IS
 NOT AUTHORIZED, OR IN WHICH THE
 PERSON MAKING SUCH OFFER OR
 SOLICITATION IS NOT QUALIFIED TO                       ----------
 DO SO, OR TO ANY PERSON TO WHOM                        PROSPECTUS
 IT IS UNLAWFUL TO MAKE SUCH                            ----------
 OFFER OR SOLICITATION. NEITHER
 THE DELIVERY OF THIS PROSPECTUS
 NOR ANY SALE MADE HEREUNDER
 SHALL, UNDER ANY CIRCUMSTANCES,
 CREATE ANY IMPLICATION THAT                                 , 1998
 INFORMATION CONTAINED HEREIN IS
 CORRECT AS OF ANY TIME
 SUBSEQUENT TO THE DATE HEREOF.
==================================            ==================================

          TABLE OF CONTENTS
                                       PAGE
                                       ----


Available Information.................... 2
Incorporation of Certain Information
  by Reference........................... 3
Summary.................................. 4
Risk Factors............................. 7
Use of Proceeds..........................13
Selling Stockholders.....................14
Plan of Distribution.....................15
Legal Matters............................15
Experts..................................16

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The estimated amounts of the expenses of and related to offering are as follows:

      Registration Fee -- Securities and Exchange Commission...... $  2,763
      Accounting fees and expenses................................    7,500
      Legal fees and expenses.....................................   10,000
      Miscellaneous............................................... $  4,737
                                                                   --------

      Total....................................................... $ 25,000
                                                                   ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

      Snyder's Bylaws provide that Snyder shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent, or was serving in such capacities at another entity at the specific request of Snyder, on the same conditions provided by the DGCL. Snyder's Bylaws further provide that Snyder shall indemnify any such person in any threatened, pending or completed action or suit by or on behalf of Snyder under similar conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to Snyder. In addition, Snyder's Bylaws provide that the Board of Directors may also grant indemnification to any individual other than an officer or director, as it may determine in its sole discretion.

      As permitted by Section 102(b)(7) of the DGCL, Snyder's Certificate of Incorporation contains a provision eliminating the personal liability of a director to Snyder or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

      Snyder maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  Exhibits

      EXHIBIT NO.                   DESCRIPTION
      -----------                   -----------

        2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)
        2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)
        2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)
        2.4 Share Sale and Purchase Agreement among the Registrant and the shareholders of Bounty Group Limited, dated as of July 13, 1997.(3)
        2.5 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp. and Sampling Corporation of America, dated as of July 14, 1998.(4)
        2.6 Agreement and Plan of Merger among the Registrant, Snyder AR Acquisition, LLC, Arnold Communications, Inc. and the stockholders of Arnold Communications, Inc., dated as of March 25, 1998.(5)
        3.1  Certificate of Incorporation of the Registrant, as amended.(6)
        3.2  By-laws of the Registrant.(7)
        4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.
        5 Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.
        23.1 Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).
        23.2 Consent of Arthur Andersen LLP.
        23.3 Consent of Grant Thornton LLP.
        23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.
        24 Power of Attorney (included as part of the signature page of this Registration Statement).

--------------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 13, 1997, and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 14, 1997, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 25, 1998, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.
(7) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-7495), and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

      (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 31st day of July, 1998.

                                          SNYDER COMMUNICATIONS, INC.

                                          By: /s/ Daniel M. Snyder
                                              ----------------------------------
                                              Daniel M. Snyder
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



                               POWER OF ATTORNEY

      KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, and each and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       SIGNATURE                    TITLE                            DATE
       ---------                    -----                            ----

/s/ Daniel M. Snyder        Chairman of the Board of Directors    July 31, 1998
-------------------------   and Chief Executive Officer
Daniel M. Snyder


/s/ Michele D. Snyder       Vice Chairman, President, Chief        July 31, 1998
-------------------------   Operating Officer and Director
Michele D. Snyder


/s/ A. Clayton Perfall      Chief Financial Officer                July 31, 1998
-------------------------   and Director
A. Clayton Perfall


/s/ David B. Pauken         Chief Accounting Officer and           July 31, 1998
-------------------------   Secretary
David B. Pauken


/s/ Mortimer B. Zuckerman   Director                               July 31, 1998
-------------------------
Mortimer B. Zuckerman

/s/ Fred Drasner             Director                              July 31, 1998
-------------------------
Fred Drasner


/s/ Philip Guarascio         Director                              July 31, 1998
-------------------------
Philip Guarascio


/s/ Mark E. Jennings         Director                              July 31, 1998
-------------------------
 Mark E. Jennings

                                 EXHIBIT INDEX



      EXHIBIT NO.                   DESCRIPTION
      -----------                   -----------

        2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)
        2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)
        2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)
        2.4 Share Sale and Purchase Agreement among the Registrant and the shareholders of Bounty Group Limited, dated as of July 13, 1997.(3)
        2.5 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp. and Sampling Corporation of America, dated as of July 14, 1998.(4)
        2.6 Agreement and Plan of Merger among the Registrant, Snyder AR Acquisition, LLC, Arnold Communications, Inc. and the stockholders of Arnold Communications, Inc., dated as of March 25, 1998.(5)
        3.1  Certificate of Incorporation of the Registrant, as amended.(6)
        3.2  By-laws of the Registrant.(7)
        4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.
        5 Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock.
        23.1 Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).
        23.2 Consent of Arthur Andersen LLP.
        23.3 Consent of Grant Thornton LLP.
        23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.
        24 Power of Attorney (included as part of the signature page of this Registration Statement).

--------------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 13, 1997, and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July 14, 1997, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 25, 1998, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.
(7) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-7495), and incorporated herein by reference.